EXHIBIT 99.1

For Immediate Release

LL FLOORING REPORTS FIRST QUARTER 2023 FINANCIAL RESULTS

RICHMOND, Va., May 8, 2023 – LL Flooring Holdings, Inc. (“LL Flooring” or “Company”) (NYSE: LL), a leading specialty retailer of hard-surface flooring in the U.S., today announced financial results for the quarter ended March 31, 2023.

"As expected, the first quarter was very challenging and our performance reflected the impact the difficult macro backdrop had on discretionary home improvement spending. In addition, we continue to experience pressure from brand awareness and operational challenges that impacted first quarter results. Despite the near-term volatility, we remain focused on areas of improvement that will help stabilize our results and drive long-term growth opportunities. These include further broadening and growing our brand awareness among consumers to drive traffic; ensuring a consistent customer experience across our omnichannel network to improve conversion; and improving operating efficiencies by actively working to reduce costs while focusing investments on our top growth priorities," said President and Chief Executive Officer Charles Tyson.

Tyson continued, "Despite the headwinds that we are facing, we remain confident in our ability to deliver the high-touch service of an independent flooring retailer combined with the value, assortment and convenience of a national brand. To that end, we continue to execute on our strategic initiatives of growing sales to Pro customers, building brand awareness, improving the customer experience and innovating new products. Additionally, in response to customer feedback, we have launched a new category pilot in carpet in four stores with plans to be in 20 additional stores by the end of the second quarter as we serve as the comprehensive flooring solution provider for our customers. We are also pleased to announce we are opening a third distribution center in Dallas in the third quarter which will further optimize our supply chain network."

Tyson concluded, “As we look to the remainder of 2023, we expect the macro backdrop to remain challenging as elevated inflation and higher interest rates drive a more cautious consumer and pressure higher ticket discretionary purchases. We have also been impacted by the enforcement of the Uyghur Forced Labor Prevention Act ("UFLPA") as it relates to the importation of polyvinyl chloride (PVC) which is resulting in delays in receipt of certain vinyl flooring products. We are diligently working to provide the additional documentation that has been requested by U.S. Customs. During Q1, we experienced continued delays, incremental expenses and lost sales as a result of detention notices within the vinyl product category. Together these factors have limited our sales visibility for the balance of the year. Despite these challenges, we remain focused on driving sales through our initiatives, and we are working diligently to align our cost structure with the help of outside consultants. Importantly, looking beyond 2023, the medium to long-term outlook for repair and remodel spending remains strong and we remain confident in the long-term fundamentals of our business."

First Quarter Financial Highlights

•
Net sales of $240.7 million decreased 13.7% compared to the same period last year, driven by lower spending by consumers versus last year combined with a decline in Pro sales.
•
Total comparable store sales decreased 15.4% versus the same period last year.
•
Gross margin of 36.6% decreased 70 basis points as a percentage of sales, driven by $2.1 million in incremental costs related to customs delays on flooring products that contain PVC as a consequence of the UFLPA.
o
Excluding the vinyl charges, adjusted gross margin1 of 37.4% increased 20 basis points as a percentage of net sales compared to the same period last year, primarily reflecting the Company's ability to offset higher material and transportation costs (collectively up more than 500 basis points) through pricing, promotion and alternative country/vendor sourcing strategies.
•
SG&A as a percentage of net sales of 42.0% increased 650 basis points compared to the first quarter of last year and included a $0.3 million charge for legal fees charged to earnings related to CBP requests for additional documentation on imports of flooring products that contain PVC as a consequence of the UFLPA. Excluding the impact of the legal fees, Adjusted SG&A1 as a percentage of net sales of 41.9% increased 640 basis points compared to the first quarter of last year.
o
The increases in both SG&A and Adjusted SG&A as a percentage of net sales were due primarily to expense deleverage from lower sales volumes.
o
In addition, operating expenses were higher due to the planned investments in our growth strategies including: costs associated with new stores, investments in technology and digital enhancements to improve the customer experience, and consulting fees related to realigning our cost structure, as well as inflationary cost increases. The increase was partially offset by restructuring cost savings and lower variable costs due to lower sales volume.
•
Operating margin of (5.5)% decreased 730 basis points compared to the first quarter of last year. Adjusted operating margin1 of (4.5)% decreased 620 basis points compared to the first quarter of last year.
•
Loss per Diluted Share of $0.37 decreased $0.51 compared to the first quarter of last year. Adjusted Loss Per Diluted Share1 of $0.31 decreased $0.44 compared to the first quarter of last year.
•
During the first quarter, the Company opened one new store, bringing total stores to 443 as of March 31, 2023.

1Please refer to the “Non-GAAP and Other Information” section and the GAAP to non-GAAP reconciliation tables below for more information.

Cash Flow & Liquidity

As of March 31, 2023, the Company had liquidity of $157 million, consisting of excess availability under its Credit Agreement of $150 million, and cash and cash equivalents of $7 million.

During the first quarter of 2023, the Company generated $26 million of cash flows from operating activities primarily driven by sell throughs of merchandise inventories rebuilt from the prior year end and reduced inventory purchases.

2023 Business Outlook

The Company continues to navigate uncertainty in the macroeconomic environment due to consumer confidence, inflation, a volatile interest and mortgage rate environment and lower existing home sales. As a result, the Company is not providing financial guidance at this time.

The Company is, however, providing the following commentary. The Company expects:

•
Full year revenues to continue to be challenged due to macro uncertainty further exacerbated by the customs delays related to the UFLPA. The timing and resolution of the customs hold is unknown. In addition, the company continues to focus on areas of improvement including increasing brand awareness and ensuring a seamless customer experience.
•
Adjusted gross margins are expected to improve year-over-year, with a stronger second half, driven primarily by a reduction in international shipping rates and sourcing costs. The Company will continue to monitor the competitive pricing environment to inform its pricing and promotion strategies. In addition, the Company expects its gross margin rate in 2023 to benefit from a greater mix of our premium Duravana brand which carries higher margins and delivers on customer needs for scratch-resistant and waterproof flooring.
•
SG&A dollar spend and SG&A spend as a percentage of sales are expected to increase year-over-year, primarily due to continued deleverage from lower sales volumes, inflationary pressures on wages and benefits and investments in its new distribution center and customer relationship management platform, which it expects will support higher sales levels and make its operating structure more efficient over time. The Company has engaged consultants to undergo a comprehensive strategic review of the cost structure.
•
Capital expenditures in the range of approximately $15 million to $20 million in 2023, primarily to support the new distribution center, productivity investments, maintenance CapEx and three store openings.

Learn More about LL Flooring

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Our commitment to quality, compliance, the communities we serve and corporate giving: https://llflooring.com/corp/quality.html
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Follow us on social media: Facebook, Instagram and Twitter.

Conference Call and Webcast Information

The Company plans to host a conference call and audio webcast on May 8, 2023, at 8:00 a.m. Eastern Time. The conference may be accessed by dialing (833) 470-1428 or (404) 975-4839 and entering pin number 223759. A replay will be available approximately two hours after the call ends through June 5, 2023 and may be accessed by dialing (929) 458-6194 and entering pin number 972837. The live conference call and replay can also be accessed via audio webcast at the Investor Relations section of the Company's website, www.LLFlooring.com.

About LL Flooring

LL Flooring is one of the country’s leading specialty retailers of hard-surface flooring with more than 440 stores nationwide. The Company seeks to offer the best customer experience online and in stores, with more than 500 varieties of hard-surface floors featuring a range of quality styles and on-trend designs. LL Flooring's online tools also help empower customers to find the right solution for the space they've envisioned. LL Flooring's extensive selection includes waterproof hybrid resilient, waterproof vinyl plank, solid and engineered hardwood, laminate, bamboo, porcelain tile, and cork, with a wide range of flooring enhancements and accessories to complement. LL Flooring stores are staffed with flooring experts who provide advice, Pro partnership services and installation options for all of LL Flooring's products, the majority of which is in stock and ready for delivery.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes statements of the Company’s expectations, intentions, plans and beliefs that constitute “forward-looking statements” within the meanings of the Private Securities Litigation Reform Act of 1995. These statements, which may be identified by words such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” "assumes," “believes,” “thinks,” “estimates,” “seeks,” “predicts,” “could,” “projects,” "targets," “potential,” "will likely result," and other similar terms and phrases, are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to, the Company’s management as of the date of such statements. These statements are subject to risks and uncertainties, all of which are difficult to predict and many of which are beyond the Company’s control.

The Company specifically disclaims any obligation to update these statements, which speak only as of the dates on which such statements are made, except as may be required under the federal securities laws. For a discussion of the risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see the “Risk Factors” section of the Company’s annual report on Form 10-K for the year ended December 31, 2022, and the Company’s other filings with the Securities and Exchange Commission (“SEC”). Such filings are available on the SEC’s website at www.sec.gov and the Company’s Investor Relations website at https://investors.llflooring.com.

Non-GAAP and Other Information

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses the following non-GAAP financial measures in the body of this press release and in the supplemental tables at the end of the release: (i) Adjusted Gross Profit; (ii) Adjusted Gross Margin; (iii) Adjusted SG&A; (iv) Adjusted SG&A as a Percentage of Net Sales; (v) Adjusted Operating (Loss) Income; (vi) Adjusted Operating Margin; (vii) Adjusted Other Expense; (viii) Adjusted Other Expense as a Percentage of Net Sales; (ix) Adjusted (Loss) Earnings; and (x) Adjusted (Loss) Earnings per Diluted Share. These non-GAAP financial measures should be viewed in addition to, and not in lieu of, financial measures calculated in accordance with GAAP. These supplemental measures may vary from, and may not be comparable to, similarly titled measures by other companies.

The non-GAAP financial measures are presented because we believe the non-GAAP financial measures provide useful information to management and investors regarding certain financial and business trends related to our financial condition and results of operations, These measures provide an additional tool for investors to use in evaluating our ongoing operating performance, and management, in certain cases, uses them to determine incentive compensation. The presented non-GAAP financial measures exclude items that management does not believe reflect our core operating performance, which include incremental costs of sales and associated legal costs related to disruptions to supply chain and other trade regulations and changes in antidumping and countervailing duties, as such items are outside of our control or due to their inherent unusual, non-operating, unpredictable, non-recurring, or non-cash nature. Reconciliations of these non-GAAP financial measures are provided on the pages that follow (certain numbers may not sum due to rounding).

For further information contact:

LL Flooring Investor Relations

ICR

Bruce Williams

ir@llflooring.com

Tel: 804-420-9801

(Tables Follow)

LL Flooring Holdings, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

In Thousands

	March 31,	December 31,
	2023	2022
Assets
Current Assets:
Cash and Cash Equivalents	$6,977	$10,800
Merchandise Inventories	307,738	332,296
Prepaid Expenses	10,443	9,054
Other Current Assets	14,441	17,598
Total Current Assets	339,599	369,748
Property and Equipment, net	100,421	101,758
Operating Lease Right-of-Use Assets	125,096	123,172
Net Deferred Tax Assets	17,533	13,697
Other Assets	5,628	5,578
Total Assets	$588,277	$613,953

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts Payable	$54,361	$47,733
Customer Deposits and Store Credits	46,560	43,767
Accrued Compensation	6,429	9,070
Sales and Income Tax Liabilities	3,462	3,574
Accrual for Legal Matters and Settlements	21,494	22,159
Operating Lease Liabilities - Current	30,564	34,509
Other Current Liabilities	24,680	19,712
Total Current Liabilities	187,550	180,524
Other Long-Term Liabilities	6,192	6,162
Operating Lease Liabilities - Long-Term	101,219	99,186
Credit Agreement	47,000	72,000
Total Liabilities	341,961	357,872

Commitments and Contingencies

Stockholders’ Equity:
Common Stock ($0.001 par value; 35,000 shares authorized; 30,916 and 30,758 shares issued and 28,798 and 28,695 shares outstanding at March 31, 2023, and December 31, 2022, respectively)	31	31
Treasury Stock, at cost (2,118 and 2,063 shares, respectively)	(153,562)	(153,331)
Additional Capital	232,890	231,839
Retained Earnings	166,957	177,542
Total Stockholders’ Equity	246,316	256,081
Total Liabilities and Stockholders’ Equity	$588,277	$613,953

LL Flooring Holdings, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

In Thousands, Except per Share Amounts

	Three Months Ended March 31,
	2023	2022

Net Sales
Net Merchandise Sales	$210,497	$244,271
Net Services Sales	30,201	34,761
Total Net Sales	240,698	279,032
Cost of Sales
Cost of Merchandise Sold	128,397	147,419
Cost of Services Sold	24,301	27,534
Total Cost of Sales	152,698	174,953
Gross Profit	88,000	104,079
Selling, General and Administrative Expenses	101,185	99,025
Operating (Loss) Income	(13,185)	5,054
Other Expense (Income)	1,159	(15)
(Loss) Income Before Income Taxes	(14,344)	5,069
Income Tax (Benefit) Expense	(3,759)	1,032
Net (Loss) Income and Comprehensive (Loss) Income	$(10,585)	$4,037

Net (Loss) Income per Common Share—Basic	$(0.37)	$0.14
Net (Loss) Income per Common Share—Diluted	$(0.37)	$0.14

Weighted Average Common Shares Outstanding:
Basic	28,717	29,145
Diluted	28,717	29,417

LL Flooring Holdings, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

In Thousands

	Three Months Ended March 31,
	2023	2022
Cash Flows from Operating Activities:
Net (Loss) Income	$(10,585)	$4,037
Adjustments to Reconcile Net (Loss) Income:
Depreciation and Amortization	4,669	4,492
Deferred Income Taxes (Benefit) Provision	(3,836)	157
Income on Vouchers Redeemed for Legal Settlements	(253)	(423)
Stock-Based Compensation Expense	1,051	873
Provision for Inventory Obsolescence Reserves	572	(110)
Gain on Disposal of Fixed Assets	—	(9)
Changes in Operating Assets and Liabilities:
Merchandise Inventories	23,574	(64,793)
Accounts Payable	8,045	26,037
Customer Deposits and Store Credits	2,793	2,251
Prepaid Expenses and Other Current Assets	1,826	(2,448)
Accrued Compensation	(2,641)	(2,523)
Other Assets and Liabilities	934	9,058
Net Cash Provided by (Used in) Operating Activities	26,149	(23,401)
Cash Flows from Investing Activities:
Purchases of Property and Equipment	(4,741)	(5,250)
Other Investing Activities	—	61
Net Cash Used in Investing Activities	(4,741)	(5,189)
Cash Flows from Financing Activities:
Borrowings on Credit Agreement	66,000	—
Payments on Credit Agreement	(91,000)	—
Common Stock Repurchased	(231)	(810)
Other Financing Activities	—	282
Net Cash Used in Financing Activities	(25,231)	(528)
Net Decrease in Cash and Cash Equivalents	(3,823)	(29,118)
Cash and Cash Equivalents, Beginning of Period	10,800	85,189
Cash and Cash Equivalents, End of Period	$6,977	$56,071

Supplemental Disclosure of Non-Cash Operating and Financing Activities:
Relief of Inventory for Vouchers Redeemed for Legal Settlements	$412	$714
Tenant Improvement Allowance for Leases	(66)	(665)

LL Flooring Holdings, Inc.

GAAP to Non-GAAP Reconciliation

Items impacting gross margin with comparisons to the prior-year periods include:

	Three Months Ended March 31,
	2023		2022
	$	% of Sales	$	% of Sales
	(in thousands, except percentage data)
Gross Profit/Margin, as reported (GAAP)	$88,000	36.6%	$104,079	37.3%

Vinyl Charges[1]	2,138	0.9%	—	—%
Antidumping and Countervailing Adjustments[2]	—	—%	(241)	(0.1)%
Adjustment Items Subtotal	2,138	0.9%	(241)	(0.1)%

Adjusted Gross Profit/Margin (non-GAAP measures)	$90,138	37.4%	$103,838	37.2%

1
This amount represents costs related to customs delays on flooring products that contain PVC as a consequence of the UFLPA.
2
This amount represents net antidumping and countervailing income associated with applicable prior-year shipments of engineered hardwood from China.

Items impacting SG&A with comparisons to the prior-year periods include:

	Three Months Ended March 31,
	2023		2022
	$	% of Sales	$	% of Sales
	(in thousands, except percentage data)
SG&A, as reported (GAAP)	$101,185	42.0%	$99,025	35.5%

Legal and Professional Fees[3]	280	0.1%	—	—%

Adjusted SG&A (a non-GAAP measure)	$100,905	41.9%	$99,025	35.5%

3
This amount represents incremental legal fees charged to earnings related to CBP requests for additional documentation on imports of flooring products that contain PVC as a consequence of the UFLPA. This does not include all legal costs incurred by the Company.

LL Flooring Holdings, Inc.

GAAP to Non-GAAP Reconciliation

Items impacting operating (loss) income and operating margin with comparisons to the prior-year periods include:

	Three Months Ended March 31,
	2023		2022
	$	% of Sales	$	% of Sales
	(in thousands, except percentage data)
Operating (Loss) Income, as reported (GAAP)	$(13,185)	(5.5)%	$5,054	1.8%

Gross Margin Adjustment Items:
Vinyl Charges[1]	2,138	0.9%	—	—%
Antidumping and Countervailing Adjustments[2]	—	—%	(241)	(0.1)%
Gross Margin Adjustment Items Subtotal	2,138	0.9%	(241)	(0.1)%

SG&A Adjustment Items:
Legal and Professional Fees[3]	280	0.1%	—	—%
SG&A Adjustment Items Subtotal	280	0.1%	—	—%

Adjusted Operating (Loss) Income/ Margin (a non-GAAP measure)	$(10,767)	(4.5)%	$4,813	1.7%

1,2,3 See the Gross Profit and SG&A sections above for more detailed explanations of these individual items.

Items impacting other expense (income) with comparisons to the prior year periods include:

	Three Months Ended March 31,
	2023		2022
	$	% of Sales	$	% of Sales
	(in thousands, except percentage data)
Other Expense (Income), as reported (GAAP)	$1,159	0.5%	$(15)	—%

Interest Impact Related to Antidumping and Countervailing Adjustments[4]	—	—%	(84)	—%

Adjusted Other Expense/Adjusted Other Expense as a % of Sales (a non-GAAP measure)	$1,159	0.5%	$69	—%

4
This amount represents the interest income impact of certain antidumping and countervailing adjustments related to applicable prior-year shipments of engineered hardwood from China.

LL Flooring Holdings, Inc.

GAAP to Non-GAAP Reconciliation

Items impacting earnings per diluted share with comparisons to the prior-year periods include:

	Three Months Ended March 31,
	2023	2022
	(in thousands, except per share data)
Net (Loss) Income, as reported (GAAP)	$(10,585)	$4,037
Net (Loss) Income per Diluted Share (GAAP)	$(0.37)	$0.14

Gross Margin Adjustment Items:
Vinyl Charges[1]	2,138	—
Antidumping and Countervailing Adjustments[2]	—	(241)
Gross Margin Adjustment Items Subtotal	2,138	(241)

SG&A Adjustment Items:
Legal and Professional Fees[3]	280	—
SG&A Adjustment Items Subtotal	280	—

Other Expense (Income) Adjustment Items:
Interest Impact Related to Antidumping and Countervailing Adjustments[4]	—	(84)
Other Expense (Income) Adjustment Items Subtotal	—	(84)

Income Tax Adjustment[5]	(636)	85

Adjusted (Loss) Earnings	$(8,803)	$3,797
Adjusted (Loss) Earnings per Diluted Share (a non-GAAP measure)	$(0.31)	$0.13

1,2,3,4 See the Gross Profit, SG&A and Other Expense (Income) sections above for more detailed explanations of these individual items.

5
Income tax adjustment is defined as the sum of gross margin, SG&A, and other expense (income) adjustment items multiplied by the Company’s federal incremental rate, which was 26.3% for the periods ended March 31, 2023 and 2022.